EXHIBIT (d)(1)(b)

Amended and Restated Schedule A

to the Investment Advisory Agreement between

Calvert Management Series and Calvert Research and Management

Schedule A to the Investment Advisory Agreement dated March 1, 2021 between Calvert Management Series and Calvert Research and Management (the “Adviser”) is hereby amended and restated as follows:

Schedule A

As compensation pursuant to Section 2 of the Agreement, the Adviser is entitled to receive an annual investment advisory fee (the “Fee”) as shown below.

Calvert Flexible Bond Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	All Assets	0.35%

Calvert Floating-Rate Advantage Fund
	Average Daily Gross Assets for the Month	Annual Fee Rate
	Up to and including $1 billion	0.48%
	In excess of $1 billion	0.43%

Calvert Global Real Estate Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	All Assets	0.75%

Calvert Responsible Municipal Income Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	All Assets	0.35%

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 28th day of April, 2022.

Calvert Management Series	Calvert Research and Management

/s/ Deidre E. Walsh	/s/ Michael P. Keane
Name: Deidre E. Walsh	Name: Michael P. Keane
Title: Vice President	Title: Vice President